EXHIBIT 10.53

FIRST AMENDED MEMORANDUM OF AGREEMENT
(Interim Chief Executive Officer)

          THIS FIRST AMENDED MEMORANDUM OF AGREEMENT (“the Agreement”) is entered into by and between William R. Stewart (“Stewart”) and Chugach Electric Association, Inc., an Alaska electrical cooperative association headquartered in Anchorage, Alaska (“Chugach” or “Association”), to be effective immediately when both parties have signed the Agreement.

          WITNESSETH:

          WHEREAS, Chugach is engaged in the business of production, transmission and distribution of electricity in Alaska;

          WHEREAS, the position of Chugach’s Chief Executive Officer became vacant on September 2, 2005, and Stewart has served as Chugach’s Interim Chief Executive Officer (“Interim CEO”) since then pursuant to a Memorandum of Agreement between the parties effective on that date;

          WHEREAS, Chugach’s Board of Directors and Stewart wish to expand Stewart’s authority and responsibilities as Interim CEO to fill more than a caretaker role, and to begin the process of proposing and implementing changes in the administration of the association with the goals of making it a more effective and efficient organization;

          WHEREAS, Chugach’s Board of Directors desires that Stewart serve as its Interim CEO with expanded authority, responsibilities and increased compensation, and Stewart is willing to accept that responsibility in addition to his responsibilities as Chugach’s Senior Vice President of Administration; and

          WHEREAS the parties intend that Stewart will revert to his present position of Senior Vice President of Administration if he is not selected as Chugach’s regular CEO;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

          1.     Expanded Interim CEO Duties

                  a.      Stewart shall serve as Chugach’s Interim CEO and shall perform his services as such within the framework of Chugach’s Bylaws, policies, procedures and goals as Chugach’s Board of Directors shall from time to time determine, including but not limited to the following:

(i)	Board Policy No. 106, Delegations of Authority from the Board of Directors to the General Manager, Appendix A hereto;

(ii)	Board Policy No. 107, Board of Directors - General Manager

Relationship, Appendix B hereto;

(iii)	Board Policy No. 118, Delegation of Certain of the Secretary’s and Treasurer’s Duties to the General Manager, Appendix C hereto; and

(iv)	General Manager Position Description, Appendix D hereto.

In such capacity, Stewart (i) shall exercise general supervisory responsibility and management authority over Chugach and all of its controlled affiliates and (ii) shall perform such other duties commensurate with his position as may be assigned to him from time to time by the Chugach Board of Directors.

                    b.      In exercising this authority, the parties intend that Stewart henceforth serve as more than a caretaker Interim CEO. To that end, Stewart is encouraged to develop initiatives for reorganization of the Association, for improvement of its efficiency and effectiveness, or as he otherwise deems prudent, and to fully implement such initiatives. Likewise, Stewart shall have authority and responsibility for implementing initiatives of the Board of Directors when and as approved by the Board. Stewart is further authorized to take such actions and to implement such initiatives on behalf of the Association as are or would customarily be taken or implemented by the Association’s regular CEO.

                    c.      In addition to Stewart’s duties as Interim CEO, Stewart shall continue to perform or be responsible for performance of the duties normally associated with his position as Senior Vice President of Administration.

          2.      Relationship with Board of Directors. The parties pledge their respective best efforts in identifying long- and short-term goals and other initiatives that they reasonably believe will enhance the efficiency or effectiveness of the Association so that Stewart reasonably understands what is expected of him as the Association’s Interim CEO. To the extent feasible, Stewart will take direction from the Chairman of the Board of Directors acting with the authority of and on behalf of the Board, and will report back to the Board through its Chairman.

          3.      Compensation. While serving as Chugach’s Interim CEO, Stewart’s compensation shall be increased to an annual salary of Two Hundred Thousand Dollars ($200,000.00 US), effective retroactively from November 1, 2005 forward. This salary shall be paid in roughly equal installments on Chugach’s regular pay days, less withholdings required by law and/or as authorized by Stewart.

          4.      Reversion to Former Position. In the event that Stewart is not selected as Chugach’s regular CEO, for whatever reason, Stewart shall surrender his duties as Chugach’s Interim CEO and shall continue in Chugach’s employment as its Senior Vice President of Administration with the duties, compensation and other benefits associated with that position as of September 2, 2005, subject to all Association policies and

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adjustments to compensation and benefits, if any, applicable thereto.

          5.      Term. This Agreement shall remain in full force and effect until June 30, 2006, unless terminated earlier as provided for below. This Agreement may be extended by mutual written agreement of the parties for an additional fixed term or terms, or to a specific date of termination (for example, to the start date for the Association’s regular CEO). The Board may terminate this Agreement at any time, with or without cause, upon thirty (30) days written notice to Stewart. Likewise, Stewart may terminate this Agreement at any time, with or without cause, on thirty (30) days written notice to the Board of Directors. In either case, Stewart shall revert to his position of Senior Vice President of Administration upon termination of this Agreement.

          6.      Prior Agreement Superceded. Upon signature by the parties below, this Agreement shall supercede and replace the prior Memorandum of Agreement effective September 2, 2005, which shall be of no further force and effect.

          IN WITNESS WHEREOF, the parties have executed this First Amended Memorandum of Agreement to be effective when both parties have signed.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:

Alan Christopherson
Chairman, Board of Directors

Dated: MARCH 17, 2006

WILLIAM R. STEWART

Interim Chief Executive Officer

Dated: 3-16-06

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